                                                                                                      Exhibit 99.2

IMPLANT SCIENCES CORPORATION AND OSI SYSTEMS RESOLVE LEGAL DISPUTE

RESOLUTION ALSO PROVIDES FOR DISTRIBUTION OF IMPLANT SCIENCES’ SECURITY PRODUCTS BY OSI

WAKEFIELD, MA … January 7, 2008…Implant Sciences Corporation (AMEX: IMX) a leading developer of advanced explosives detection products and technology, today announced the resolution of the legal dispute between the Company and OSI Systems, Inc. (NASDAQ: OSIS) regarding the Development, Distribution and Manufacturing Agreement entered into in 2005. Under the terms of the resolution, the parties rescinded the previous agreement and entered into a new non-exclusive distribution agreement for Rapiscan Systems, a wholly owned subsidiary of OSI Systems, to sell Implant Sciences security products worldwide.

Phillip C. Thomas, Implant Sciences Chairman and CEO, commented, “The Company has put an end to the distraction and drain on financial and human resources being expended on this dispute. As such, our team will now be more focused on increasing sales and accelerating the development of new products as we continue our push toward profitability. This resolution also places us in a position where we can work cooperatively with a recognized leader in the imaging portion of the security market and provides the opportunity to leverage Rapiscan’s distribution channels to enhance worldwide sales of our handheld and benchtop trace explosives detection products. This outcome is additive for both companies and establishes the basis for a positive business relationship for both firms. We look forward to collaborating with OSI and Rapiscan on current and new opportunities in the sale of our security products.”

About Implant Sciences

Implant Sciences develops, manufactures and sells products through its primary business units: (i) explosives trace detection (ETD) systems for homeland security, defense, and other security related applications and (ii) state of the art services for the medical and semiconductor industries. The Company has developed proprietary technology used in its commercial portable and bench-top ETD systems, which ship to a growing number of locations domestically and around the world.

The Company’s ETD products and developments address many important security needs in aviation, cargo, transportation, and other related elements of the government and commercial infrastructure. In addition to its security market focus, the Company provides high technology coatings for a variety of medical products at its main facility in Wakefield, Massachusetts and provides ion implantation services to the semiconductor industry from its location in Sunnyvale, California. For further details on the Company and its products, please visit the Company’s new website at www.implantsciences.com.

Implant Sciences believes this press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties. Such statements are based on management's current expectations and are subject to facts that could cause results to differ materially from the forward-looking statements.

For further information, you are encouraged to review Implant Sciences’ filings with the Securities and Exchange Commission, including its Annual Report on Form 10K for the period ended June 30, 2007 and Quarterly Report for the period ended September 30, 2007. The Company assumes no obligation to update the information contained in this press release.

For further information contact:

Implant Sciences Corporation
Investor Relations
(781) 246-0700 or (508) 523-3141
david@implantsciences.com
www.implantsciences.com

Catalyst Financial Resources
Thomas T. O’Brien, 503-757-4903
Thomas@catalystresearch.com